EXHIBIT 99.1

XL Group plc XL House One Bermudiana Road Hamilton HM 08 Bermuda Phone (441) 292-8515 Fax (441) 292-5280

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES PRELIMINARY LOSS ESTIMATES FOR NEW ZEALAND
EARTHQUAKE THAT OCCURRED ON FEBRUARY 22, 2011

Hamilton, Bermuda – March 9, 2011 - XL Group plc (“XL” or the “Company”) (NYSE: XL) today announced preliminary net loss estimates for the earthquake that struck Christchurch, New Zealand on February 22, 2011 (the “New Zealand Earthquake”).

The Company’s preliminary loss estimates related to the New Zealand Earthquake, pretax and net of reinsurance and reinstatement premium, range from approximately $70 million to $85 million, the majority of which is attributable to XL’s reinsurance segment.

The Company’s estimates are based on its review of individual treaties and policies expected to be impacted and client data received to date and has taken into account current total insured market loss estimates, both from published sources and the Company’s internal analysis. These preliminary loss estimates correspond to expected insured market losses for the New Zealand Earthquake in the range of $8 billion to $12 billion. Given there is currently a wide range of estimates for the extent of total economic and insured industry losses, the Company’s loss estimates involve the exercise of considerable judgment and are accordingly subject to revision as additional information becomes available. Actual losses may differ materially from these preliminary estimates.

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial, and professional firms, insurance companies and other enterprises on a worldwide basis. Its principal executive offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. More information about XL Group plc is available at www.xlgroup.com.

This press release contains forward-looking statements about the estimated impact of the earthquake that struck Christchurch, New Zealand on February 22, 2011 (the “New Zealand Earthquake”). Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements include the preliminary nature of reports and estimates of loss related to the New Zealand Earthquake and the other factors set forth in XL's reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.